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                                                                     EXHIBIT 3.2


                           CERTIFICATE OF AMENDMENT
                                       TO
            FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                              CELL PATHWAYS, INC.

          Cell Pathways, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY
CERTIFY:

          1. The name of the corporation is Cell Pathways, Inc. (hereinafter referred to as the "Corporation").

          2. The date on which the original Certificate of Incorporation was filed with the Secretary of State of Delaware is November 24, 1992.

          3. Article FOURTH, Section D of the Fifth Amended and Restated Certificate of Incorporation is hereby amended by deleting the line of the Table thereof that states "Series F Convertible Preferred Stock 4,500,000" and replacing it with "Series F Convertible Preferred Stock 5,200,000."

          4. The amendment set forth above was duly adopted in accordance with the provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

          IN WITNESS WHEREOF, the undersigned, being a Vice President of the Corporation, for the purpose of amending the Fifth Amended and Restated Certificate of Incorporation of the Corporation pursuant to Section 242 of the General Corporation Law of the State of Delaware, do make and file this Certificate, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set my hand this 26th day of June, 1997.



                                 /s/ Richard H. Troy
                                ---------------------
                                Richard H. Troy
                                Vice President - Finance, Law and
                                Administration